Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-49592) pertaining to the Bank Mutual Corporation 401k Plan, in the Registration Statement (Form S-8 No. 333-60498) pertaining to the Bank Mutual Corporation 2001 Stock Incentive Plan, and in the Registration Statement (Form S-8 No. 333-115138) pertaining to the Bank Mutual Corporation 2004 Stock Incentive Plan of our report dated March 5, 2008, with respect to the consolidated statements of income, equity, and cash flows of Bank Mutual Corporation and Subsidiaries included in this Annual Report (Form 10-K) for the year ended December 31, 2009.
/s/ Ernst & Young LLP
Milwaukee, Wisconsin
March 4, 2010